Exhibit 99.2

Tower Group, Inc. Reports Record Operating Results for the Fourth Quarter and Full Year 2008

NEW YORK--(BUSINESS WIRE)--March 2, 2009--Tower Group, Inc. (NASDAQ: TWGP) today reported net income of $15.7 million and diluted earnings per share of $0.68 for the fourth quarter of 2008 and net income of $57.5 million and diluted earnings per share of $2.47 for the full year of 2008.

Net income and diluted earnings per share excluding realized investment gains or losses (1) were $19.0 million and $0.82, respectively, for the fourth quarter and $66.8 million and $2.87, respectively, for the full year of 2008.

Book value per share increased 7.6% to $14.36 from $13.34 at year end 2007. On February 5, 2009, we closed on our acquisition of CastlePoint in a transaction valued at $533 million which increased book value per share by approximately $4.18 to $18.54 on a pro forma basis as of year end 2008.

Fourth Quarter and Full Year 2008 Key Operating Highlights (all percentage increases compare the fourth quarter and full year results to the corresponding period in 2007):

  Gross premiums written and produced(2) increased by 23.8% to $244.1 million in the fourth quarter and by 32.3% to $805.0 million for the full year.
  Our return on equity, excluding realized investment gains or losses(1), was 23.3% in the fourth quarter and 20.7% for the full year.
  Commission and fee based revenue increased by 8.8% to $45.5 million in the fourth quarter and by 40.7% to $149.7 million for the full year.
  Net investment income decreased by 15.0% to $8.2 million in the fourth quarter and by 5.8% to $34.6 million for the full year.
  Net combined ratio was 82.6% for the fourth quarter and 82.4% for the full year.

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc., stated, “During 2008, many companies in our industry sustained significant losses to their investment portfolios and faced declining underwriting results due to intense competition and losses from Hurricanes Gustav and Ike. Despite these unfavorable economic and market conditions, we achieved another quarter and full year of strong premium growth, steady underwriting profitability and superior return on equity. Furthermore, as a result of the CastlePoint acquisition, we were able to increase our year end pro forma stockholders’ equity by 141% to approximately $744 million from our reported stockholders’ equity of $309 million at year end 2007. The acquisition of Hermitage Insurance Group, which closed last week, also further expands our wholesale distribution system nationally and establishes our retail distribution in the Southeast. Our continued success under these difficult conditions is a testament to the strength of our business model and uniquely positions us to take advantage of market opportunities.”

Financial Summary ($ in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gross premiums written	$176,537	$136,628	$634,820	$524,015
Premiums produced by managing general agency	69,385	61,004	175,391	85,098
Net premiums written	78,447	74,708	344,043	259,183
Net premiums earned	87,758	78,564	314,551	286,106
Total commission and fee income	45,476	41,801	149,665	106,348
Net investment income	8,232	9,683	34,568	36,699
Net realized (losses) gains on investments	(5,073)	(17,521)	(14,354)	(17,511)

Total revenues	136,393	112,527	484,430	411,642
Other (loss) income	(432)	269	269	5,143
Net income	15,735	6,691	57,473	45,082
Earnings per share – Basic	$0.68	$0.29	$2.49	$1.95
Earnings per share – Diluted	$0.68	$0.29	$2.47	$1.93
Return on average equity	19.3%	8.8%	17.8%	18.0%

Reconciliation of non-GAAP financial measures:
Net income	$15,735	$6,691	$57,473	$45,082
Net realized (losses) on investments, net of tax	(3,297)	(11,389)	(9,330)	(11,382)
Net income excluding realized investment gains or losses	19,032	18,080	66,803	56,464
Excluding realized investment gains or losses:
Earnings per share – Basic	$0.82	$0.79	$2.90	$2.46
Earnings per share – Diluted	$0.82	$0.78	$2.87	$2.43
Return on average equity	23.3%	23.8%	20.7%	22.6%

Note: These results include the effects of our equity income in CastlePoint’s realized investment losses and merger related costs. The losses attributable to these effects were $387,000 for the quarter and $1.8 million for the year.

Fourth Quarter 2008 Highlights

Gross premiums written increased to $176.5 million in the fourth quarter, which was 29.2% higher than in the fourth quarter of 2007.

Total revenues increased 21.2% to $136.4 million in the fourth quarter of 2008 as compared to $112.5 million in the prior year's fourth quarter. Net premiums earned represented 64.3% of total revenues for the three months ended December 31, 2008 compared to 69.8% for the same period in 2007. For the fourth quarter of 2008, we produced $68.2 million of premiums on behalf of CastlePoint Insurance Company through our insurance services segment, resulting in $22.2 million in fee income.

Total commission and fee income increased 8.8% to $45.5 million in the fourth quarter of 2008 compared to $41.8 million in the fourth quarter of 2007.

Net investment income decreased by 15.0% to $8.2 million for the three months ended December 31, 2008 compared to $9.7 million for the same period in 2007. On a tax equivalent basis, the yield was 4.6% as of December 31, 2008 compared to 5.6% as of December 31, 2007. In addition, Tower determined that 21 securities, consisting primarily of residential mortgage backed securities in the amount of $6.6 million, were other-than-temporarily impaired. Including these impairments, Tower had a net realized loss on investments of $5.1 million on a pre-tax basis.

Gross loss and loss adjustment expenses and the gross loss ratio for the three months ended December 31, 2008 were $81.1 million and 52.7%, respectively, compared to $70.7 million and 49.1%, respectively, in the same period in 2007. The net loss ratio was 50.8% in the three months ended December 31, 2008 and 55.2% in the same period in 2007.

Operating expenses were $65.0 million for the three months ended December 31, 2008 as compared to $55.7 million for the same period in 2007. Our gross expense ratio was 30.2% for the three months ended December 31, 2008 as compared to 28.0% in the same period in 2007. Our net expense ratio was 31.8% for the three months ended December 31, 2008 as compared to 25.7% in the same period in 2007.

Tower’s net income in the fourth quarter was affected by a loss from our 6.7% share of CastlePoint’s net loss resulting from realized investment losses and merger related costs expensed by CastlePoint during the fourth quarter. The equity loss in CastlePoint was $432,000 for the three months ended December 31, 2008 as compared to income of $269,000 for the same period in 2007.

Full Year 2008 Highlights

Gross premiums written increased to $634.8 million in 2008, which was 21.2% higher than in 2007. Policies in-force, including brokerage business managed by Tower on behalf of CastlePoint Insurance Company, increased by 23.7% as of December 31, 2008 compared to December 31, 2007. During the same period, premium increases on renewal business averaged 3.4% in personal lines and premium decreases on renewal business averaged 2.0% in commercial lines. For all brokerage business managed by Tower, the retention rate was 86% in personal lines and 78% in commercial lines.

Total revenues increased 17.7% to $484.4 million for 2008 compared to $411.6 million in 2007. Net premiums earned represented 64.9% of total revenues for 2008 compared to 69.5% in 2007. In 2008, Tower produced $171.7 million in premiums on behalf of CastlePoint Insurance Company through its insurance services segment, resulting in $55.4 million of fee income.

Total commission and fee income increased 40.7% to $149.7 million for 2008 compared to $106.3 million in 2007.

Net investment income decreased 5.8% to $34.6 million for 2008 compared to $36.7 million in 2007. Including impairments of $22.7 million, Tower had a net realized loss on investments of $14.4 million on a pre-tax basis.

Gross loss and loss adjustment expenses and the gross loss ratio for 2008 were $288.3 million and 49.9%, respectively, compared to $264.7 million and 50.7%, respectively, in 2007. The net loss ratio was 51.7% for 2008 and 55.2% in 2007.

Operating expenses increased by 25.6% to $223.9 million for 2008 from $178.3 million in 2007. Our gross expense ratio was 30.4% for 2008 as compared with 29.2% in 2007. Our net expense ratio was 30.7% for 2008 as compared to 28.5% in the same period in 2007.

Additional Highlights and Disclosures:

Closing of CastlePoint Acquisition

On February 5, 2009, Tower Group, Inc. completed the acquisition of CastlePoint Holdings, Ltd. in a transaction valued at $533 million. This transaction was previously announced on August 5, 2008.

Closing of Hermitage Acquisition

On February 27, 2009, Tower Group, Inc. completed the acquisition of HIG, Inc., a specialty property and casualty insurance holding company, from a subsidiary of Brookfield Asset Management Inc. for $130 million. This transaction was previously announced on August 27, 2008.

Dividend Declaration

Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.05 per share payable March 27, 2009 to stockholders of record as of March 16, 2009.

2009 Guidance

Tower expects first quarter 2009 diluted earnings per share, excluding realized investment gains and losses and non-recurring transaction expenses(3), to be in a range of $0.80 to $0.85 per diluted share. For the full year 2009, Tower projects diluted earnings per share, excluding realized investment gains and losses and non-recurring expenses, to be in a range between $3.10 and $3.30 per diluted share. These projections include a gain on Tower’s investment in CastlePoint resulting from the fair value of the acquired outstanding shares, which is expected to add approximately $0.20 per diluted share in the first quarter of 2009 and approximately $0.17 per diluted share for the full year 2009. These projections also reflect lower expected investment income in 2009 due to higher levels of cash held and the actual timing of the CastlePoint and Hermitage transaction closings, which occurred in February 2009.

(1) Note on Non-GAAP Financial Measures: Net income excluding realized investment gains or losses is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The tax rate used to calculate the net realized gains or losses on investments, net of tax, is 35%.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies, excluding assumed premiums written of $1.8 million for the quarter and $5.2 million for the year, which was included in premiums produced by TRM.

(3) Expenses related to the adoption of FAS No. 141R, Business Combinations.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries in the U.S. offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower also offers reinsurance solutions to small insurance companies through its Bermuda based reinsurer and U.S. insurance companies. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and the assumptions underlying our pro forma projections and/or earnings guidance could prove incorrect, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at

http://www.twrgrp.com/

Insurance Segment Results of Operations
Fourth Quarter
($ in thousands)

	Three Months Ended
	December 31,
Revenues	2008	2007	Change (%)
Premiums earned
Gross premiums earned	$154,064	$143,934	7.0%
Less: Ceded premiums earned	(66,307)	(65,370)	1.4%
Net premiums earned	87,757	78,564	11.7%
Ceding commission revenue	18,585	20,143	-7.7%
Policy billing fees	559	561	-0.4%
Total	106,901	99,268	7.7%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	81,126	70,692	14.8%
Less: ceded loss and loss adjustment expenses	(36,514)	(27,314)	33.7%
Net loss and loss adjustment expenses	44,612	43,378	2.8%
Underwriting expenses
Direct commission expense	28,989	24,070	20.4%
Other underwriting expenses	18,067	16,862	7.1%
Total underwriting expenses	47,056	40,932	15.0%
Underwriting Profit	$15,233	$14,958	1.8%

Key Measures
Premiums written
Gross premiums written	$176,537	$136,628	29.2%
Less: ceded premiums written	(98,090)	(61,920)	58.4%
Net premiums written	$78,447	$74,708	5.0%
Loss Ratios
Gross	52.7%	49.1%
Net	50.8%	55.2%
Accident Year Loss Ratios
Gross	59.2%	51.0%
Net	55.8%	56.6%
Underwriting Expense Ratios
Gross	30.2%	28.0%
Net	31.8%	25.7%
Combined Ratios
Gross	82.9%	77.1%
Net	82.6%	80.9%

Insurance Segment Results of Operations
Full Year
($ in thousands)

	Twelve Months Ended
	December 31,
Revenues	2008	2007	Change (%)
Premiums earned
Gross premiums earned	$578,345	$521,934	10.8%
Less: Ceded premiums earned	(263,794)	(235,828)	11.9%
Net premiums earned	314,551	286,106	9.9%
Ceding commission revenue	79,162	71,010	11.5%
Policy billing fees	2,004	2,005	NM
Total	395,717	359,121	10.2%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	288,327	264,748	8.9%
Less: ceded loss and loss adjustment expenses	(125,588)	(106,842)	17.5%
Net loss and loss adjustment expenses	162,739	157,906	3.1%
Underwriting expenses
Direct commission expense	105,647	86,976	21.5%
Other underwriting expenses	72,127	67,630	6.6%
Total underwriting expenses	177,774	154,606	15.0%

Underwriting Profit	$55,204	$46,609	18.4%

Key Measures
Premiums written
Gross premiums written	$634,820	$524,015	21.1%
Less: ceded premiums written	(290,777)	(264,832)	9.8%
Net premiums written	$344,043	$259,183	32.7%
Loss Ratios
Gross	49.9%	50.7%
Net	51.7%	55.2%
Accident Year Loss Ratios
Gross	53.6%	51.5%
Net	54.6%	55.8%
Underwriting Expense Ratios
Gross	30.4%	29.2%
Net	30.7%	28.5%
Combined Ratios
Gross	80.3%	79.9%
Net	82.4%	83.7%

Insurance Services Segment Results of Operations
($ in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Direct commission revenue from managing general agency	$22,861	$19,707	$58,215	$28,795
Claims administration revenue	1,816	690	5,392	2,314
Other administrative revenue (1)	1,133	497	3,559	1,421
Reinsurance intermediary fees(2)	451	175	990	770
Policy billing fees	73	28	343	33
Total	26,334	21,097	68,499	33,333
Expenses
Direct commissions expense paid to producers	11,416	10,096	26,798	14,055
Other insurance services expenses	4,376	3,491	12,346	5,793
Claims expense reimbursement to TICNY(3)	1,816	684	5,392	2,302
Total	17,608	14,271	44,536	22,150
Insurance Services Pre-tax Income	$8,726	$6,826	$23,963	$11,183
Premium produced by TRM on behalf of issuing companies	$69,385	$61,004	$175,391	$85,098

(1) Other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.

(2) Reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of our insurance subsidiaries.

(3) Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement.

Tower Group, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
($ in thousands, except par value and share amounts)	2008	2007
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $581,470 and $616,757)	$530,159	$606,488
Equity securities, available-for-sale, at fair value (cost of $12,726 and $14,429)	10,814	12,580
Total investments	540,973	619,068
Cash and cash equivalents	136,253	77,679
Investment income receivable	6,972	6,546
Premiums receivable	186,806	122,763
Reinsurance recoverable	272,606	207,828
Prepaid reinsurance premiums	153,650	124,834
Deferred acquisition costs, net of deferred ceding commission revenue	53,080	39,271
Deferred income taxes	36,207	22,802
Intangible assets	20,464	21,670
Goodwill	18,962	13,281
Fixed assets, net of accumulated depreciation	39,038	32,337
Investment in unconsolidated affiliate	29,293	32,615
Other assets	38,709	34,955
Total assets	$1,533,013	$1,355,649
Liabilities
Loss and loss adjustment expenses	$534,991	$501,183
Unearned premium	328,847	272,774
Reinsurance balances payable	134,598	58,740
Payable to issuing carriers	47,301	42,855
Funds held under reinsurance agreements	20,474	36,841
Accounts payable, accrued liabilities and other liabilities	30,562	32,833
Subordinated debentures	101,036	101,036
Total liabilities	1,197,809	1,046,262
Stockholders' Equity
Common stock ($0.01 par value; 40,000,000 shares authorized; 23,408,145 and 23,225,039 shares issued, and 23,339,470 and 23,185,173 shares outstanding)	234	232
Treasury stock (68,675 and 39,866 shares)	(1,026)	(493)
Paid-in-capital	208,094	205,435
Accumulated other comprehensive net loss	(37,498)	(8,322)
Retained earnings	165,400	112,535
Total stockholders' equity	335,204	309,387
Total liabilities and stockholders' equity	$1,533,013	$1,355,649

Tower Group, Inc.
Consolidated Statements of Income and
Comprehensive Net Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands, except share and per share amounts)	2008	2007	2008	2007
Revenues
Net premiums earned	$87,758	$78,564	$314,551	$286,106
Ceding commission revenue	18,585	20,143	79,162	71,010
Insurance services revenue	26,260	21,064	68,156	33,300
Policy billing fees	631	594	2,347	2,038
Net investment income	8,232	9,683	34,568	36,699
Net realized (losses) gains on investments	(5,073)	(17,521)	(14,354)	(17,511)
Total revenues	136,393	112,527	484,430	411,642
Expenses
Loss and loss adjustment expenses	44,613	43,378	162,739	157,906
Direct and ceding commission expense	40,405	34,165	132,445	101,030
Other operating expenses	24,573	21,487	91,491	77,319
Interest expense	1,856	2,447	8,449	9,290
Total expenses	111,447	101,477	395,124	345,545

Other income (loss)
Equity (loss) income in unconsolidated affiliate	(432)	269	269	2,438
Gain from issuance of common stock of unconsolidated affiliate	-	-	-	2,705
Income before income taxes	24,514	11,319	89,575	71,240
Income tax expense	8,779	4,628	32,102	26,158
Net income	$15,735	$6,691	$57,473	$45,082

Gross unrealized investment holding (losses) gains arising during period	(1,897)	(9,255)	(56,098)	(29,424)
Equity in net unrealized (losses) gains in investment in unconsolidated affiliate’s investment portfolio	(420)	440	(3,142)	(218)
Less: reclassification adjustment for losses (gains) included in net income	5,074	17,521	14,354	17,511
Income tax (expense) benefit related to items of other comprehensive income	(965)	(3,047)	15,710	4,246
Comprehensive net income (loss)	$17,527	$12,350	$28,297	$37,197

Basic and diluted earnings per share
Basic	$0.68	$0.29	$2.49	$1.95
Diluted	$0.68	$0.29	$2.47	$1.93

Weighted average common shares outstanding
Basic	23,073,362	22,991,463	23,040,496	22,714,663
Diluted	23,267,141	23,215,462	23,250,642	22,968,097

Dividends declared and paid per common share
Common stock	$0.05	$0.05	$0.20	$0.15

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com